EXHIBIT 10.16

COMPUTER SCIENCES CORPORATION

________ EMPLOYEE INCENTIVE PLAN

INTERNATIONAL CAREER SHARES RESTRICTED STOCK UNIT

ADDITIONAL TERMS AND CONDITIONS AGREEMENT

This Career Shares Restricted Stock Unit Additional Terms and Conditions Agreement (“Agreement”) has been incorporated by reference into the Award Agreement and, by signing the Award Agreement, the Employee has acknowledged and agreed to the additional terms and conditions contained herein.  This Agreement and the Award Agreement are collectively referred to as the “Agreement” herein.

1. Definitions.

This Award is subject to all of the terms, conditions and provisions of the Plan in effect on the date hereof and administrative interpretations thereunder, if any, adopted by the Committee.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan and/or the Award Agreement.  For purposes of this Agreement:

(a) “Cause” shall mean: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or (D) substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (X) a demand for performance of services has been delivered to the Employee in writing by the Employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the Employee has failed to perform and (Y) the Employee has thereafter failed to remedy such failure to perform.

(b) “Change in Control” shall mean the consummation of a “change in the ownership” of Computer Sciences Corporation, a “change in effective control” of Computer Sciences Corporation or a “change in the ownership of a substantial portion of the assets” of Computer Sciences Corporation, in each case, as defined in Section 409A of the U.S. Internal Revenue Code and the regulations thereunder.

(c) “Disability” shall mean the Employee has become “disabled,” as such term is defined in Section 409A of the U.S. Internal Revenue Code and the regulations thereunder.

(d) “Dividend Equivalents” shall mean, with respect to each RSU Share being delivered by the Company upon settlement of the RSU, or sold in payment of Tax-Related Items (as hereinafter defined), an amount in cash equal to the aggregate amount of all regular cash dividends paid on a share of Common Stock during the period between the Grant Date and the date of such settlement or cancellation, together with interest thereon at the rate credited to amounts deferred under the Company’s Deferred Compensation Plan, as such rate may be changed from time to time.

(e) “Employer” shall mean the Employee’s employer.

(f) The “Fair Market Value” of an RSU Share on any date shall be equal to the last sale price, regular way, of a share of Common Stock on such date (or in case the principal United States national securities exchange on which the Common Stock is listed or admitted to trading is not open on such date, the next preceding date upon which it is open), or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on such securities exchange.

(g) “Retirement Date” shall mean the date that the Employee’s status as an employee of the Company or any of its subsidiaries is terminated, provided that on such date either (i) the Employee is age 65 or older, or (ii) the Employee is age 55 or older and shall have been (or for any other purpose shall have been treated as if he or she had been) a continuous employee of the Company or its subsidiaries for at least 10 years immediately prior thereto, or (iii) such termination has been specifically approved by the Committee as a “retirement” for purposes of this Agreement.

(h) “Settlement Date” shall mean, with respect to each RSU Share, the date upon which the RSU was settled by the delivery of such RSU Share to the Employee or the date upon which such RSU Share was sold in payment of Tax-Related Items (as hereinafter defined).

(i) “RSU Shares” shall mean the number of shares of Common Stock to be delivered upon settlement of the RSU.

(j) “Trading Day” shall mean a day that the principal United States national securities exchange on which the Common Stock is listed or admitted to trading is open.

2.	Settlement Date for RSU.

(a) The RSU shall be settled by the Company delivering to the Employee (or after the Employee's death, the beneficiary designated by the Employee for such purpose), on the Settlement Dates indicated below, the number of shares of Common Stock indicated below across from such dates, together with Dividend Equivalents.

Shares1                                           Settlement Date
10% of RSU Shares                                           1st Anniversary of the Retirement Date
10% of RSU Shares                                           2nd Anniversary of the Retirement Date
10% of RSU Shares                                           3rd Anniversary of the Retirement Date
10% of RSU Shares                                           4th Anniversary of the Retirement Date
10% of RSU Shares                                           5th Anniversary of the Retirement Date
10% of RSU Shares                                           6th Anniversary of the Retirement Date
10% of RSU Shares                                           7th Anniversary of the Retirement Date
10% of RSU Shares                                           8th Anniversary of the Retirement Date
10% of RSU Shares                                           9th Anniversary of the Retirement Date
10% of RSU Shares                                           10th Anniversary of the Retirement Date

(b) Death or Disability.

(i) Notwithstanding anything to the contrary in this Agreement, if the Employee shall die at any time prior to the settlement in full of the RSU, then, one calendar month after such death, all unsettled RSUs shall be settled.

(ii) If, prior to the Retirement Date, the Employee’s status as an employee of the Company or any of its subsidiaries is terminated by reason of the Disability of the Employee, then, one calendar month after such employment termination date, the Company shall complete the settlement in full of the RSU.

(c) Cancellation of RSU upon Other Termination of Employment.  If, prior to the Retirement Date, the Employee’s status as an employee of the Company or any of its subsidiaries is voluntarily or involuntarily terminated other than by reason of the death or Disability of the Employee, then the RSU and all related Dividend Equivalents shall automatically be cancelled as of the close of business on such employment termination date.

(d) Change in Control.  Notwithstanding anything to the contrary in this Agreement, if there is a Change in Control at any time prior to the settlement in full of the RSU, then, upon the Change in Control, the RSU shall be settled in full.

(e) Cancellation of RSU after Retirement Date.  After the Retirement Date but prior to the earlier of (1) the settlement in full of the RSU or (2) a Change in Control, the RSU and all related Dividend Equivalents may be cancelled if, in the judgment of the Board of Directors of the Company, upon the advice of counsel, the Employee, directly or indirectly:

(i) breaches any obligation to the Company under any agreement relating to assignment of inventions, disclosure of information or data, or similar matters; or

(ii) competes with the Company, or renders competitive services (as a director, officer, employee, consultant or otherwise) to, or owns more than a 5% interest in, any person or entity that competes with the Company; or

(iii) solicits, diverts or takes away any person who is an employee of the Company or advises or induces any employee to terminate his or her employment with the Company; or

(iv) solicits, diverts or takes away any person or entity that is a customer of the Company, or advises or induces any customer or potential customer not to do business with the Company; or

(v) discloses to any person or entity other than the Company, or makes any use of, any information relating to the technology, know how, products, business or data of the Company or its subsidiaries, suppliers, licensors or customers, including but not limited to the names, addresses and special requirements of the customers of the Company.

3.	Registration of Units.

The Employee’s right to receive the RSU Shares shall be evidenced by book entry (or by such other manner as the Committee may determine).

4.	Certain Corporate Transactions.

In the event that the outstanding securities of any class then comprising the RSU Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Committee shall determine otherwise, the term “RSU Shares,” as used in this Agreement, shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the RSU Shares, or into or for which the RSU Shares are so increased, decreased, exchanged or converted.

5.	Shareholder Rights.

The Employee shall have no rights of a shareholder with respect to RSU Shares subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Employee.

6.	Assignment of Award.

Except as otherwise permitted by the Committee, the Employee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Employee’s rights under and interest in this Award may be made by the Employee other than by will or by the laws of descent and distribution.

7.	Data Privacy.

(a) In order to implement, administer, manage and account for the Employee’s participation in the Plan, the Company and its subsidiaries and affiliates and/or the Employer may:

(i) collect and use certain personal data regarding the Employee, including, without limitation, the Employee’s name, home address and telephone number, work address and telephone number, work e-mail address, date of birth, social insurance or other identification number, term of employment, employment status, nationality and tax residence, and details regarding the terms and conditions, grant, vesting, cancellation, termination and expiration of all RSUs and other stock based incentives granted, awarded or sold to the Employee by the Company (collectively, the “Data”);

(ii) transfer the Data, in electronic or other form, to employees of the Company and its subsidiaries, and to third parties, who are involved in the implementation, administration and/or management of, and/or accounting for, the Plan, which recipients may be located in the Employee’s country or in other countries that may have different data privacy laws and protections than the Employee’s country;

(iii) transfer the Data, in electronic or other form, to a broker or other third party with whom the Employee has elected to deposit any RSU Shares issued in settlement of the RSU; and

(iv) retain the Data for only as long as may be necessary in order to implement, administer, manage and account for the Employee’s participation in the Plan.

(b) The Employee hereby consents to the collection, use, transfer and retention of the Data, as described in this Agreement, for the exclusive purpose of implementing, administering, managing and accounting for the Employee’s participation in the Plan.

(c) The Employee understands that by contacting his or her local human resources representative, the Employee may:

(i) view the Data;

(ii) correct any inaccurate information included within the Data;

(iii) request additional information regarding the storage and processing of the Data

(iv) request a list with the names and addresses of any potential recipients of the Data; and

(v) under certain circumstances and with certain consequences, prevent further use, transfer, retention and/or processing of the Data.

(d) The Employee understands that he or she may refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  The Employee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.  For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

8.	Notices.

Unless the Company notifies the Employee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

(a) by registered or certified United States mail, postage prepaid, to Computer Sciences Corporation, Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042; or

(b) by hand delivery or otherwise to Computer Sciences Corporation, Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042.

Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Employee, five days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified at the end of this Agreement or at such other address as the Employee hereafter designates by written notice to the Company.

9.	Withholding and Taxes.

(a) Regardless of any action the Company and/or the Employer may take with respect to any or all income tax (including U.S., federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items (collectively, “Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer.  The Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant or settlement of the RSU, the subsequent sale of RSU Shares acquired pursuant to such settlement and the receipt of any Dividend Equivalents or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular result.  Furthermore, if the Employee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Employee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Employee authorizes the Company and/or the Employer, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding all applicable Tax-Related Items from any wages or other cash compensation paid to the Employee by the Company and/or the Employer, or (ii) withholding from the proceeds of the sale of the RSU Shares acquired upon settlement of the RSU pursuant to the Company’s cashless settlement program.

(c) Finally, the Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means described in this Section.  The Company may refuse to honor the RSU if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items.

10.	No Advice Regarding RSU.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of RSU Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

11.	Stock Certificates.

Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award.  The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.

12.	Stock Exchange; Applicable Laws.

Notwithstanding anything to the contrary in this Agreement, no RSU Shares delivered upon settlement of the RSU, and no certificate representing all or any part of such shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company.

13.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Employee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

14.	Plan.

The RSU is granted pursuant to the Plan, as in effect on the Grant Date, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive the Employee, without his or her consent, of the RSU or of any of the Employee’s rights under this Agreement.  The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Employee.  Until the RSU is settled in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Employee.

15.	No Employment Guaranteed.

No provision of this Agreement shall (a) be deemed to form an employment contract or relationship with the Company or any of its subsidiaries, (b) confer upon the Employee any right to be or continue to be in the employ of the Company or any of its subsidiaries, (c) affect the right of the Employer to terminate the employment of the Employee, with or without Cause, or (d) confer upon the Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its subsidiaries other than the Plan.  The Employee hereby acknowledges and agrees that the Employer may terminate the employment of the Employee at any time and for any reason, or for no reason, unless applicable law provides otherwise or unless the Employee and the Employer are parties to a written employment agreement that expressly provides otherwise.

16.	Nature of Company Restricted Stock Unit Grants.

The Employee acknowledges and agrees that:

(a) the Plan was established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;

(b) the Company grants RSUs voluntarily and on an occasional basis, and the receipt of the RSU by the Employee does not create any contractual or other right to receive any future grant of RSUs, or any benefits in lieu of a grant of RSUs, even if RSUs have been granted repeatedly in the past;

(c) all decisions with respect to future grants of RSUs by the Company will be made in the sole discretion of the Company;

(d) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment or service relationship (if any) at any time;

(e) the Employee is voluntarily participating in the Plan;

(f) the future value of the RSU and RSU Shares is unknown and cannot be predicted with certainty;

(g) the RSU and RSU Shares are an extraordinary item which does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Employee’s employment or service contract, if any;

(h) the RSU and the RSU shares are not intended to replace any pension rights or compensation;

(i) the RSU and the RSU Shares are not part of normal or expected compensation or salary for any purposes, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, or any bonuses, long-service awards or pension or retirement or welfare benefits, or any similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary or affiliate of the Company;

(j) the RSU and the Employee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any subsidiary or affiliate of the Company;

(k) in consideration of the grant of the RSU, no claim or entitlement to compensation or damages shall arise from termination of the RSU or diminution in value of the RSU or RSU Shares resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(l) in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to settlement of the RSU under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the RSU.

17.	Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  Any action, suit or proceeding to enforce the terms and provisions of this Agreement, or to resolve any dispute or controversy arising under or in any way relating to this Agreement, may be brought in the state courts for the County of Washoe, State of Nevada, United States of America, and the parties hereto hereby consent to the jurisdiction of such courts.

18.	Entire Agreement; Amendment and Waivers.

This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.  None of the terms and conditions of this Agreement may be amended, modified, waived or canceled except by a writing, signed by the parties hereto specifying such amendment, modification, waiver or cancellation.  A waiver by either party at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or consent to a future waiver of such terms and conditions or of any preceding or succeeding breach thereof, unless expressly so stated.

19.	Section 409A Compliance.

Payments under this Agreement are designed to be made in a manner that is exempt from or compliant with Section 409A of the U.S. Internal Revenue Code (the “Code”) as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that the settlement of an RSU Share pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such settlement is otherwise required under this Agreement, then such payment may be delayed to the extent necessary to avoid 409A Taxes.  In particular:

(a) if the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, such settlement shall be delayed until the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service, (ii) the date of the Employee’s death, or (iii) such earlier date as complies with the requirements of Section 409A (the “Settlement Delay Period”); and

(b) if all or any part of such RSU Share has been converted into cash pursuant to Section 4 hereof, then:

(i) upon settlement of such RSU Share, such cash shall be increased by an amount equal to interest thereon for the Settlement Delay Period at a rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporates, A Rated, 15+ Years Index” (or any successor index, or if neither exists, the most similar index which does exist) as of December 31 of the year preceding the year in which the Settlement Delay Period commences, compounded annually; and

(ii) the Company shall fund the payment of such cash to the Employee upon settlement of such RSU Share, including the interest to be paid with respect thereto (collectively, the “Delayed Cash Payment”), by establishing and irrevocably funding a trust for the benefit of the Employee, but only if the establishment of such trust does not result in any taxes or penalties becoming due under Section 409A(b).  Such trust shall be a grantor trust described in Section 671 of the U.S. Internal Revenue Code and intended not to cause tax to be incurred by the Employee until amounts are paid out from the trust to the Employee.  The trust shall provide for distribution of amounts to the Employee in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Settlement Delay Period pursuant to this Section 19, but only to the extent permissible under Section 409A of the U.S. Internal Revenue Code without the imposition of 409A Taxes.  The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Cash Payment pursuant to this Section 19.

20.	Language.

If the Employee has received the Agreement or any other document related to the Plan translated into a language other than English, and the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

21.	Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to the RSU granted under and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Employee’s consent to participate in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.	Severability.

Any provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

23.	Appendix.

Notwithstanding any provision in the Agreement to the contrary, the RSU shall be subject to the special terms and provisions as set forth in the Appendix to the Agreement for the Employee’s country of residence, if any.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Agreement.

24.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSU and on any RSU Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

1 Confirm that 10% of RSU shares are settled each year.